10.14

                          EXECUTIVE SERVICES AGREEMENT
                          ----------------------------

     THIS EXECUTIVE SERVICES AGREEMENT (the "Agreement") dated to be effective as of the 22nd day of February 2000, by and between TELEMONDE, INC., a Delaware corporation (the "Company"), and PAUL E. DONOFRIO, a resident of New York (the "Executive").

     In consideration of the mutual covenants herein contained and of the mutual benefits herein provided, the Company and the Executive agree as follows:

     1. Term of Employment. The Company will employ the Executive and the Executive will accept employment by the Company on the terms and conditions herein contained for the period (the "Employment Period") provided in Section 5.

     2. Duties and Functions. The Executive shall be employed as Executive Vice President/Chief Financial Officer for the Company, and shall perform such services and duties for the Company as may be assigned or delegated to him from time to time by the President and the Board of Directors of the Company. Such duties shall include all functions customarily performed by an Executive Vice President/Chief Financial Officer, subject to the control of the Board of Directors of the Company. During the Employment Period, the Executive will devote his full time and efforts to the business of the Company (developing and operating select international voice, data and internet services through a network of building facilities and voice and data switching infrastructure, collectively defined herein as "the Business") and will not, on his own behalf or otherwise, be directly or indirectly involved in any other business if such involvement would materially interfere with his full time employment by the Company. The Executive shall be assigned to the Company's New York, New York offices, and shall be able, where practicable and without interfering with his services to "telecommute" from his home office located on Long Island, New York.

     3.   Compensation and Related Matters.

          a. Salary. The Company agrees to pay to Executive during the Employment Period an amount in respect of base salary equal to Two Hundred Fifty Thousand Dollars ($250,000) per year (the "Base Salary"), payable by the Company to the Executive in equal installments in accordance with the Company's usual payroll policies; provided, however, that the Base Salary shall be reviewed by the Board prior to the end of each anniversary date of this Agreement, and any increase in salary granted by the Board at such annual review, as determined in the sole discretion of the Board, shall become effective the following month. Participation in any deferred compensation, discretionary bonus, retirement, and other executive benefit plans and in fringe benefits shall not reduce the Base Salary payable to the Executive under this Section 3(a).

     b. Bonuses. The Company shall pay to the Executive a signing bonus of $40,000 within 30 days of Commencement Date. During each calendar year the Company shall pay

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to the Executive a guaranteed bonus amount equal to $150,000 within 60 days of the start of each calendar year commencing January 1, 2001. An additional bonus amount of up to $50,000 may be paid to the Executive within 60 days of the start of each calendar year commencing January 1, 2001, upon achievement of Company's financial objectives, which objectives shall be mutually agreed upon between the Executive and the Board of Directors of the Company.

     c. Expenses. The Company shall reimburse the Executive directly, in accordance with the Company's policy in effect from time to time, for all reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties and responsibilities hereunder.

     d.   Non-Qualified Stock Options.

          (i) Grant of Options. The Company hereby grants to the Executive 5,800,000 nonqualified stock options (the "Options") to purchase all or any part of an aggregate number of shares of Common Stock of the Company (the "Option Shares") at an exercise price of $.50 per share (the "Exercise Price"). The date of the grant of the Options will be the Commencement Date.

          (ii) Vesting and Options Exercise Period. 1,400,000 of the Options shall be vested and exercisable on June 1, 2000 at which time 1,400,000 Option Shares shall be vested and exercisable in full. There will be eleven (11) additional vesting dates ("Vesting Date") beginning with September 1, 2000, continuing thereafter in three (3) month intervals and ending with March 1, 2003. 400,000 of the Options shall be vested and exercisable at each Vesting Date at which time 400,000 Option Shares shall be vested and exercisable in full. The Options shall have a life of ten (10) years from the Commencement Date, regardless of the Executives status in the Company. If the Executive is terminated for cause or resigns prior to March 1, 2003, any remaining Option Shares not yet vested shall expire. If the Executive is terminated for any other reason whatsoever prior to March 1, 2003 (including death or disability of the Executive) any remaining Option Shares not yet vested shall be immediately vested and exercisable in full on such termination date.

          (iii) Method of Exercise. The Executive shall exercise the Options by delivery of a notice to the Company, Attn: Corporate Secretary.

          (iv) Transferability. The Options shall not be transferable or assignable, in whole or in part. The Options shall be exercisable only by the Executive or his heirs. Any prohibited transfer of the Options shall be null and void.

          (v) Tax Withholding. The Company may take such steps as it deems necessary or desirable for the withholding of any taxes that are required by laws or regulations of any governmental authority (federal, state or local, domestic or foreign) to withhold taxes in connection with any of the Options subject hereto. Furthermore, the Executive is solely and entirely liable for any tax liabilities arising out of the Employment or any of the Options subject hereto.

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Provided however, that the Company shall be liable for the payment of any tax liabilities, if any, imposed upon the Executive in the event that the grant of the Options results in a tax liability to the Executive at the time of grant; in such event however, if the Executive later exercises the Options, the Executive shall reimburse the Company for the amount paid by the Company to (or on behalf of) the Executive with respect to such tax liability.

          (vi) No Rights as Stockholder. The Executive shall not have any rights as a stockholder with respect to any of the Option Shares until the date of issuance by the Company to the Executive of a stock certificate representing such Option Shares. The Executive shall not be entitled to any dividends, cash or otherwise, or any adjustment of the Option Shares for such dividends, if the record date therefore is prior to the date of issuance of such stock certificate. Upon valid exercise of the Options by the Executive, the Company agrees to cause a valid stock certificate for the number of Option Shares then purchased to be issued and delivered to the Executive within five (5) business days thereafter.

          (vii) Corporate Proceedings of the Company.

                    a. The existence of the Options shall not affect in any way the right or power of the Company or its officers, directors and shareholders, as the case may be, to (i) make or authorize any adjustment, recapitalization, reorganization or other change in the capital structure or business of the Company, (ii) participate in any merger or consolidation of the Company, (iii) issue any Common Stock, bonds, debentures, preferred or prior preference stock or any other securities affecting the Common Stock or the rights of holders thereof, (iv) dissolve or liquidate the Company, or (vi) perform any other corporate act or proceedings, whether of a similar character or otherwise. Provided however, that in the event that the Company takes any action identified in (i) above, the number of "Option Shares" granted pursuant to this paragraph 3(d) shall be adjusted accordingly to reflect such action, for any of the Option Shares not yet exercised.

                    b. If the Company merges into or with or consolidates with (such events collectively referred herein as a "Merger") any corporation or corporations and is not the surviving corporation, or the Company becomes a wholly-owned subsidiary of any corporation, then the surviving or parent corporation must assume the Options, or substitute new options of the surviving or parent corporation for the Options, having an equivalent value and terms.

                    c. In the event of a dissolution or liquidation of the Company, the Company shall cause written notice of such dissolution or liquidation (and the material terms and conditions thereof) to be delivered to the Executive at least ten (10) days prior to the proposed effective date (the "Effective Date") of such event. The Executive shall be entitled to exercise the Options until the Effective Date. To the extent that the liquidation is consummated after the Effective Date, the Options shall terminate and the Company shall have no further obligations of any type hereunder. The provisions of this and the preceding paragraph shall not apply to any merger or reorganization, the principal purpose of which is to change the jurisdiction of the domicile of the Company.

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
                    d. The issuance by the Company of shares of stock of any class of securities convertible into shares of stock of any class, including Common Stock, for cash, property, labor or services rendered, either upon direct sale or upon the exercise of rights, options, or warrants to subscribe therefore, or upon conversion of shares or obligations of the Company convertible into such shares or other securities, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number of Option Shares or the Exercise Price.

          (viii) Registration Rights. The Executive shall have piggyback registration rights commensurate with those available to other senior executives of the Company, including those who hold any shares through the Employee Benefit Trust.

          (ix) Legend. The Executive hereby agrees that the certificates representing the Options Shares will be stamped or otherwise imprinted with legends in such form as the Company or its counsel may require with respect to any applicable restrictions on sale or transfer and the stock transfer records of the Company will reflect stock-transfer instructions with respect to such Option Shares.

          (x) Sales Restrictions. The Executive undertakes to abide by and adhere to any and all restrictions placed on the stock as a result of regulatory requirements, including, but not limited to, management lock-up periods, regardless of their length, provided such restrictions are on the same terms and conditions existing for other senior management executives of the Company.

          (xi) Vesting Upon Sale of Assets or Change in Control. In the event that during the Employment Period the Company sells all or substantially all of its assets or there is a change of control of the Company, the Executive shall immediately vest in all remaining Option Shares not yet vested and these Option Shares shall be exercisable in full on such change in control date. For purposes of this paragraph, "change of control" means:

                    a. acquisition in one or more transactions of fifty percent (50%) or more of the voting power of the voting securities of the Company by any person, or by two or more persons acting as a group, other than directly from the Company;

                    b. acquisition in one or more transactions of twenty-five percent (25%) but less than fifty percent (50%) of the voting power of the voting securities of the Company by any person, or by two or more persons acting as a group (excluding officers and directors of the Company), and the adoption by the Board of Directors of a resolution declaring that a change in control of the Company has occurred; or

                    c. a merger, consolidation, reorganization, recapitalization or similar transaction, involving the securities of the Company upon the consummation of which fifty percent (50%) or more in voting power of the voting securities of the surviving corporation(s) is held by persons other than former shareholders of the Company.

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          (xii) Executive Shall Pay Excise Tax for any Excess Parachute Payment.
In the event any amount payable to the Executive under this Agreement would constitute an amount deemed as an "excess parachute payment" under SS. Section 280G of the Internal Revenue Code, the Executive shall pay any excise tax imposed as a result thereof.

                    e. Participation in Retirement and Executive Benefit Plans. The Executive shall be entitled to participate in any plan of the Company relating to pension, thrift, profit sharing, medical coverage, education, or other retirement or executive benefits that the Company may adopt for the benefit of its senior executives.

                    f. Fringe Benefits. During the Employment Period, the Company shall provide Executive with the benefits described below (collectively, the "Fringe Benefits"):

                           (i) A $750,000 renewable whole life insurance policy for the Period of Employment at a maximum annual premium not to exceed $10,000 (such policy amount to be adjusted downward to the extent necessary to meet the $10,000 premium cap);


                           (ii) Long-term disability insurance coverage subject to meeting any standard medical preconditions with benefits at a rate of 60% of Base Salary through age sixty-five (65), less any disability benefits paid under any group long-term disability plan of the Company; and

                           (iii) An automobile and gasoline allowance of $700 per month.

                           (iv) Medical/dental coverage for the Executive and his immediate family

                           (v) Three (3) weeks paid vacation (unused to be accrued and paid to Executive upon Termination of Employment on a pro-rata basis).

                           (vi) Short-term disability coverage as required by New York State Law.

                           (vii)    Eleven (11) paid US Holidays

                           (viii) A reasonable amount of paid unavoidable absence time subject to the control and discretion of the Board of Directors.

                           (ix)     Paid jury duty as required.

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

          The Executive shall be solely responsible for the payment of any tax liability incurred for the fringe benefits provided to the Executive pursuant to this Section 3(f).

          4. Competition; Confidential Information. The Executive and the Company recognize that due to the nature of his employment and his relationship with the Company, the Executive has had and will have access to, and has acquired and will acquire, and has assisted and will assist in developing, confidential and proprietary information relating to the business and operations of the Company, including, without limiting the generality of the foregoing, information with respect to the present and prospective development of the Company, product development and costs, business plans, services, products, systems, customers, agents, and sales and marketing methods of the Company. The Executive acknowledges that such information has been and will be of central importance to the Company's business and that disclosure of it to or its use by others could cause substantial loss to the Company. The Executive and the Company also recognize that an important part of the Executive's duties will be to develop goodwill for the Company through his personal contact with the Company's customers and suppliers, and that there is a danger that this goodwill, a proprietary asset of the Company, may follow the Executive if and when his relationship with the Company is terminated. Accordingly, the Executive agrees as follows:

                    a. He shall not:

                              (i) During the Employment Period, and for a period
of one (1) year following the termination of the Employment Period (provided that the Company continues to pay to the Executive an amount equal to his Base Salary in effect at the date of such termination, together with the Bonuses and the Fringe Benefits, during such period), own, manage, operate, control, be employed by, engage in or participate in the ownership, management, operation or control of, or be connected in any manner with or have any other direct or indirect financial interest in any business, firm, person, partnership, corporation, enterprise or concern which is engaged in any business of the type and character competitive with the Business conducted by the Company or any Affiliates in any jurisdiction or marketing area of the United States or Europe in which the Company or any of its subsidiaries or Affiliates is doing business. Notwithstanding the foregoing, the Executive shall not be prohibited from owning up to five percent (5%) of any class of securities of a company which is listed on a recognized stock exchange or for which prices are quoted on the National Association of Securities Dealers Automated Quotation System;

                              (ii) During the Employment Period, solicit or
attempt to solicit, directly or indirectly and in any capacity, any person or entity that is a customer or client of the Company or any of its Affiliates, or any potential supplier, agent, joint venture partner, investor, customer or client, to which, during the Employment Period, the Company or any Affiliates has made a presentation, or with which, during the Employment Period, the Company or any Affiliates has been having discussions or doing business, not to buy or do business with the Company or such Affiliates, or to buy from or do business with another company with regard to products and services which are a part of the Business of the Company or any of its Affiliates;

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

                              (iii) For a period of one (1) year following the
termination of the Employment Period, solicit or attempt to solicit, directly or indirectly and in any capacity, any person or entity that was a customer or client of the Company or any of its Affiliates during the Employment Period;

                              (iv) During the Employment Period and thereafter,
make use of, disclose or divulge to any third party any trade secrets or any other information of a proprietary, secret or confidential nature relating to the Business of the Company or of an Affiliate, which the Company maintains as a trade secret except for information that was lawfully learned or lawfully acquired subsequent to the Employment Period, or information which is readily available from public sources or otherwise in the public domain;

                              (v) During the Employment Period and thereafter,
use or allow to be used other than by the Company any trade or business name, or other mark, symbol, logo or other means of identification which was, or is confusingly similar to, one which was used by the Company or by an Affiliate and protected by the Company's trademark, copyright or other proprietary right;

                              (vi) During the Employment Period and for a period
of one (1) year following the termination of the Employment Period, whether on the Executive's behalf or in conjunction with or on behalf of any other person, firm or company, solicit, encourage or entice away from the Company or from an Affiliate (or attempt to do so) any officer or employee (whether or not such person would commit a breach of contract by so doing);

                              (vii) During the Employment Period and thereafter,
interfere or seek to interfere with the continuance of services, equipment, materials, supplies or other goods to the Company or to an Affiliate (or the terms relating to such service, equipment, materials or supplies), from any vendor, subcontractor, supplier or other person or business entity who has been supplying services or goods to the Company or to an Affiliate.

                    b. For purposes of this Agreement, the term "Affiliate" shall mean any person, corporation, subsidiary, or other business entity which, whether directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

                    c. It is recognized that damages in the event of breach, or threat of breach, of this Section 4 would be difficult, if not impossible, to ascertain, and it is therefore agreed that the Company or any Affiliate shall have the right to an injunction or other equitable relief in any court of competent jurisdiction, enjoining any such breach. The existence of this right shall not preclude any other rights or remedies at law or in equity that the Company or an Affiliate may have. The prevailing party in any dispute arising out of this Agreement in whatever forum shall be entitled to reasonable attorneys' fees from the other party. The parties agree that the restrictions and agreements contained herein are reasonable, are the product of arms-length negotiation, and are necessary for the Company and the Affiliates to protect the goodwill and other assets of the Company or of the Affiliates.

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

                    d. It is agreed that a breach of any of the clauses of this
Section 4 shall automatically toll and suspend the period of the restraint for the amount of time that the breach continues.

          5. Employment Period: Termination.

                    a. Employment Period. The Employment Period shall commence on March 1, 2000 (the "Commencement Date") and shall terminate on March 1, 2003; provided, however, that the Employment Period shall automatically be extended for successive periods of one (1) year each thereafter, unless either the Company or the Executive shall give sixty (60) days' prior written notice to the other that it or he wishes to terminate this Agreement upon the expiration of its then current term.

                    b. Death; Disability. Notwithstanding the foregoing, the Employment Period shall terminate on the death or, upon written notice by the Company, the disability of the Executive. "Disability" shall mean any illness, accident or other similar situation as a result of which, in the reasonable judgment of a physician selected by the Board of Directors of the Company, Executive has been rendered unable to properly and substantially perform his duties hereunder for a period of six (6) consecutive months. In the event of sickness or illness of or accident to the Executive which prevents him from working and Executive has exhausted all paid time-off benefits, the Company shall have no obligation to pay Executive for time missed from work except as may be required by applicable law.

                    c. Termination. In addition, nothing in this Agreement shall be construed to prevent the Company from terminating the Executive's employment hereunder and the Employment Period immediately and at any time either with or without cause. As used in this Agreement, "cause" shall mean (i) the Executive's illegal or dishonest conduct which adversely affects or may adversely effect the reputation, goodwill, or business position of the Company or which involves the Company's funds or assets; (ii) the failure of the Executive to carry out his duties as an employee of the Company or any Affiliate or to devote substantially all his working time to the business of the Company; (iii) wilful misconduct on the part of the Executive, including, without limitation, any theft, embezzlement, misappropriation of the Company's or any Affiliate's property or self-dealing; (iv) Executive's conviction of a felony; (v) Executive's breach of
Section 4 hereof; or (vi) the happening of any event (except as described in Section 5(b)) which would make it impossible for Executive to perform his obligations hereunder. The Company shall not construe a termination with or without cause by the Company as a breach of this Agreement.

                    d. No Further Liability. If the Executive is terminated for cause or resigns, upon such termination or resignation, the Company shall have no further liability hereunder, except to make those payments described in paragraphs three (3) and four (4) hereof. If the Company without cause terminates the Executive, he will be entitled to be paid by the Company his then monthly salary together with Bonuses and with Fringe Benefits through the end of the current Employment Period or for a period of twelve (12) calendar months following the month in which the

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

Executive is terminated, whichever is the longer (Bonuses to be prorated through the end of such period).

                    e. Extension of Employment Period. The Executive and the Company agree that the decision to extend the Employment Period shall be in each party's sole and absolute discretion.

                    f. Return of Materials. Upon the termination of the Employment Period, the Executive agrees to immediately return any and all property of the Company in his possession, including, without limitation, any books, records, documents, customer lists, or copies thereof, of the Company.

          6. Controlling Agreement. By execution of this Agreement the Executive and the Company agree that any existing contractual relationships for the employment of Executive shall cease, whether said contract is with the Company or any affiliate of the Company, and that this Agreement shall control the terms of such employment relationship.

          7. No Assignments. This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto, except that this Agreement shall be binding upon and inure to the benefit of any successor corporation to the Company.

          8. Entire Agreement. This Agreement contains the entire understanding of the Executive and the Company with respect to employment of the Executive and supersedes any and all prior understandings, written or oral. This Agreement may not be amended, waived, discharged or terminated orally, but only by an instrument in writing.

          9. Severability. If any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to time, duration, geographical area, activity or subject by any court of competent jurisdiction, it is agreed that the court may modify the offending provision to render it enforceable, and the Company shall be entitled to enforce the provision or provisions for such time or duration, within such geographical area, and as to such activity or subject, as may be determined to be reasonable by the court. If, moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained therein.

          10. Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered or mailed by United States certified or registered main, return receipt requested, postage prepaid, addressed to the respective addresses set forth below, or to such other addresses as either party may have furnished to the other in writing in accordance herewith, except that notice of a change of address shall be effective only upon actual receipt; to the Company: 40

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

Portman Square, London W1H 9FH, England to the attention of the Board, with a copy to the Secretary of the Company; to the Executive: 12 Castle Court, Nesconset, New York 11767 with a copy to his attorneys: Law Offices of Thomas L. Costa LLP, 1 Huntington Quadrangle, Suite 3803 Melville, New York 11747.

          11. Section Headings. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement.

          12. Facsimiles. This Agreement may be executed by a facsimile signature, which shall have the same force and effect as a manually executed signature. This Agreement may be executed simultaneously in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          13. Governing Law. The interpretation and construction of this Agreement, and all matters relating hereto, shall be governed by the laws of the State of New York.

          14. Surviving Provisions. Except as otherwise provided herein, the obligations of the Company under Sections 3, 4 and 5 and the Executive under
Section 4 shall survive the expiration of the Employment Period.

     IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed the day and year first above written.

                                   TELEMONDE, INC.
ATTEST:
                                   By: ___________________________________
Secretary                          Title: ________________________________


WITNESS:                           EXECUTIVE

/s/ Doreen Prentess Smith          /s/ Paul E. Donofrio
---------------------------        ---------------------------------------
                                   Paul E. Donofrio

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